Exhibit (a)(2)(ii)

FSP 303 EAST WACKER DRIVE CORP.
c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880-6210

Additional Information

February 20, 2009

Subject:  Change in Offer Price by Purchasers

Dear FSP 303 East Wacker Drive Corp. Shareholders:

On February 19, 2009, Moraga Gold, LLC; Steven Gold; MPF Income Fund 25, LLC; SCM Special Fund 2, LP; and MacKenzie Patterson Fuller, LP (collectively, the “Purchasers”) filed an amendment to their Tender Offer Statement on Schedule TO (the “Amended Tender Offer”).  In the Amended Tender Offer, the Purchasers reduced their purchase price by $1,400, which is the amount of the dividend payable on February 20, 2009 on each share of Preferred Stock (the “Preferred Stock”) of FSP 303 East Wacker Drive Corp. (the “Company”).  Thus, under the Amended Tender Offer, the Purchasers are offering to purchase (the “Offer”) up to 115 shares of Preferred Stock (the “Shares”) at a purchase price equal to $33,600 per Share, less any dividends after February 20, 2009, with respect to the Shares between February 3, 2009 and March 31, 2009, or such other date to which the Offer may be extended (the “Expiration Date”), upon the terms and subject to the conditions set forth in the Purchasers’ Offer to Purchase dated February 3, 2009, as amended.  The Offer price is subject to reduction for any additional dividends made or declared prior to the Expiration Date.  Any dividends made or declared after the Expiration Date, by the terms of the Offer, would be assigned by tendering shareholders to the Purchasers.

THE COMPANY CONTINUES TO REMAIN NEUTRAL AS TO THE OFFER AND IS EXPRESSING NO OPINION AS TO WHETHER YOU SHOULD ACCEPT OR REJECT THE OFFER.  HOWEVER, THE COMPANY BELIEVES THAT YOU SHOULD CONSIDER THE INFORMATION IN ITS LETTER TO SHAREHOLDERS DATED FEBRUARY 18, 2009 (ENCLOSED HEREIN) IN MAKING YOUR DECISION ON WHETHER OR NOT TO ACCEPT THE OFFER.

Very truly yours,

FSP 303 EAST WACKER DRIVE CORP.

/s/ George J. Carter
_________________________________
George J. Carter
President